Exhibit 10.5

BURLINGTON NORTHERN SANTA FE CORPORATION

DEFERRED COMPENSATION PLAN

SECTION 1 – PURPOSE

1.1 Purpose. The purpose of this Plan is to permit the executives of Burlington Northern Santa Fe Corporation (the “Company”) and its subsidiaries to defer all or some part of their base salary and/or termination-related benefits, in order for the Company to attract and retain exceptional executives.

SECTION 2 – ADMINISTRATION

2.1 Management Committee. The Plan shall be administered by a management committee (the “Management Committee”) which shall be the Burlington Northern Santa Fe Employee Benefits Committee. Subject to the Compensation and Development Committee of the Company’s Board of Directors (the “Board”), the Management Committee shall interpret the Plan, prescribe, amend and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.

SECTION 3 – PARTICIPANTS

3.1 Participants. The Management Committee shall determine and designate the executives of the Company and its subsidiaries who are eligible to defer base salary and/or termination-related benefits under the Plan (the “Participants”). Participants, in general, will be limited to those executives who because of their management or staff positions have the principal responsibility for the management, direction and success of the Company as a whole or a particular business unit thereof. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan. Notwithstanding the foregoing, employees who receive benefits under The Atchison, Topeka and Santa Fe Railway Company, Burlington Northern, Inc. or Burlington Northern Santa Fe Corporation change in control agreements shall be eligible to participate in the Plan to the extent provided in Section 4.7 hereof. No person shall become a Participant in the Plan after December 31, 2004.

SECTION 4 – DEFERRALS

4.1 Deferred Payment. Prior to the commencement of any payroll period, each Participant may elect to have the payment of all or a portion of his or her base salary and/or termination-related benefits attributable to services performed during such payroll period deferred until the earliest to occur of his or her retirement, death, permanent disability, resignation or termination of employment with the Company. The election shall be made on a

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form prescribed by the Management Committee, and shall remain in effect for subsequent payroll periods until amended or revoked by the Participant on a form prescribed by the Management Committee. No such amendment or revocation shall be effective until the payroll period next following the payroll period in which such amendment or revocation is made. If a Participant does not have an election in effect for a given payroll period, the base salary and/or termination-related benefits paid to him or her for such payroll period shall be paid in accordance with the Company’s normal payroll practices. Notwithstanding the previous provisions of this section, no amounts earned after December 31, 2004, may be deferred under the Plan, and no deferral election may be made after December 31, 2004.

4.2 Special Deferrals. The Management Committee may, in its discretion, approve deferred payments (called “Special Deferrals”) as follows. Prior to the commencement of any payroll period, each Participant may elect to have the payment of all or a portion of his or her base salary and/or termination-related benefits attributable to services performed during such payroll period deferred until the earliest to occur of a date specified by the Management Committee, or the Participant’s retirement, death, permanent disability, resignation or termination of employment with the Company. The Special Deferral election shall be made on a form prescribed by the Management Committee, and shall remain in effect for subsequent payroll periods until amended or revoked by the Participant on a form prescribed by the Management Committee. No such amendment or revocation shall be effective until the payroll period next following the payroll period in which such amendment or revocation is made. If a Participant does not have a Special Deferral election in effect for a given payroll period, the base salary and/or termination-related benefits paid to him or her for such payroll period shall be paid in accordance with Section 4.1. Notwithstanding the previous provisions of this section, no amounts earned after December 31, 2004, may be deferred under the Plan, and no deferral election may be made after December 31, 2004.

4.3 Memorandum Account. The Company shall establish a ledger account (the “Memorandum Account”) for each Participant who has elected to defer the payment of his or her base salary and/or termination-related benefits, for the purpose of reflecting the Company’s obligation to pay the deferred base salary and/or termination-related benefits as provided in Sections 4.5 and 4.7. A separate Memorandum Account shall be established for each Special Deferral for each Participant. Interest shall accrue on the deferred base salary and/or termination-related benefits to the date of distribution, and shall be credited to the Memorandum Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee. The Management Committee, with the approval of the Compensation and Development Committee, shall determine the rate of interest periodically and in so doing may take into account the earnings, losses, appreciation or depreciation attributable to any discretionary investments made pursuant to Section 4.4.

4.4 Discretionary Investment by Company. The deferred base salary and/or termination-related benefits to be paid to the Participants is an unfunded obligation of the company. The Management Committee may annually direct that an amount equal to the deferred base salary and/or termination-related benefits for that year shall be invested by the Company as the Management Committee, in its sole discretion, shall determine. The Management Committee may in its sole discretion determine that all or some portion of an amount equal to the deferred

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base salary and/or termination-related benefits shall be paid into one or more grantor trusts to be established by the Company of which it shall be the beneficiary, and to the assets of which it shall become entitled as and to the extent that Participants receive benefits under this Plan. The Management Committee may designate an investment advisor to direct investments and reinvestments of the funds, including investment of any grantor trusts hereunder.

4.5 Payment of Deferred Base Salary and/or Termination-Related Benefits. Not later than December 31, 2004, the Participant (or his or her Beneficiary in the case of his or her death) may irrevocably elect to have the balance of his or her Memorandum Account, plus interest (at a rate determined by the Management Committee pursuant to Section 4.3) on the outstanding account balance to the date of distribution paid to him or her as follows:

(a) in a lump sum cash payment; or

(b) in periodic, annual installments over a period of two (2) to ten (10) years.

Payments shall commence or be made in January of the year following the Participant’s retirement, death, permanent disability, resignation, termination of employment, or Special Deferral payment date (or within a reasonable time thereafter). If no election is made, distribution shall be made in a lump sum cash payment in January of the year following the Participant’s termination of employment.

4.6 Acceleration of Payment of Deferred Base Salary and/or Termination-Related Benefits. The Management Committee, in its sole discretion, may accelerate the payment of the unpaid balance of a Participant’s Memorandum Account upon its determination that the Participant(or his Beneficiary in the case of his death) has incurred a severe and unexpected financial hardship. Such accelerated payment shall not exceed the amount necessary to relieve such hardship. The Management Committee in making its determination may consider such factors and require such information as it deems appropriate. Notwithstanding the previous provisions of this section, no accelerated payment shall be made after December 31, 2004.

4.7 Special Rule for Deferral and Payment of Termination-Related Benefits. Each participant may also elect to defer the receipt of all or a portion of his or her termination-related benefits from the Company, provided that no amounts earned after December 31, 2004, may be deferred under the Plan, and no deferral election may be made after December 31, 2004. Payment of deferred termination-related benefits shall be made to the Participant (or his or her Beneficiary, in the event of the Participant’s death) in accordance with the provisions of Section 4.5 above. For purposes of this Plan, the term “termination-related benefits” shall mean cash payments from the Company attributable to a Participant’s termination of employment from the Company, including severance and related payments, but excluding payments made from a qualified or nonqualified retirement plan, payments made for legal fees or other expenses incurred as a result of such termination, and payments made to compensate a Participant for any excise tax liability under Internal Revenue Code section 4999.

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SECTION 5 – GENERAL PROVISIONS

5.1 Unfunded Obligation. The deferred amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments including trust investments which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

5.2 Base Salary. The term “base salary” shall mean the Participant’s base salary exclusive of bonuses or other forms of cash or non-cash incentive compensation.

5.3 Beneficiary. The term “Beneficiary” shall mean the person or persons to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant’s death. The designation shall be on a form provided by the Management Committee, executed by the Participant, and delivered to the Committee. A Participant may change his beneficiary designation at any time. If no beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Account is paid, the balance shall be paid to the Participant’s spouse, or if there is no surviving spouse, to his or her lineal descendants, pro rata, or if there is no surviving spouse or lineal descendants, to the Participant’s estate (unless the Management Committee for a given year has designated investment in an annuity, in which case the payment options selected by the Participant with respect thereto shall govern).

5.4 Permanent Disability. A Participant shall be deemed to have become disabled for purposes of this Plan if the Management Committee finds, upon the basis of medical evidence satisfactory to it, that the Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment by the Company or any of its subsidiaries and that such disability will be permanent and continuous during the remainder of his or her life.

5.5 Incapacity of Participant or Beneficiary. If the Management Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

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5.6 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

5.7 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or a subsidiary, nor interfere in any way with the right of the Company or a subsidiary to terminate the employment of such Participant at any time without assigning any reason therefore.

5.8 Withholding Taxes. Appropriate payroll taxes shall be withheld from cash payments made to Participants pursuant to this Plan.

5.9 Termination and Amendment. The Compensation and Development Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation and Development Committee may reinstate any or all of its provisions. The Management Committee may amend the Plan provided that it may not suspend or terminate the Plan, substantially increase the administrative cost of the Plan or the obligations of the Company, or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination may impair the right of a Participant or his designated Beneficiary to receive the deferred compensation benefit accrued prior to the later of the date of adoption or the effective date of such amendment, suspension or termination.

5.10 Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Texas.

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